                        QUICKTURN DESIGN SYSTEMS, INC.
                             55 WEST TRIMBLE ROAD
                          SAN JOSE, CALIFORNIA 95131

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                             PROXY STATEMENT
                                      BY
           THE BOARD OF DIRECTORS OF QUICKTURN DESIGN SYSTEMS, INC.

                 SOLICITING PROXIES IN OPPOSITION TO THE
     SOLICITATION OF PROXIES BY MENTOR GRAPHICS CORPORATION AND MGZ CORP.

                               ----------------

  This Proxy Statement (the "Statement") is furnished by the Board of Directors (herein referred to as the "Board" or the "Board of Directors") of Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), to the holders of outstanding shares of the Company's Common Stock, $0.001 par value (the "Shares"), in connection with the Board's solicitation of proxies in opposition to the solicitation (the "Mentor Solicitation") by Mentor Graphics Corporation, an Oregon corporation ("Mentor"), and MGZ Corp., a Delaware corporation and a wholly owned subsidiary of Mentor ("MGZ"), pursuant to a Proxy Statement of Mentor and MGZ (the "Mentor Proxy Statement") dated September 11, 1998, of proxies to be used at a special meeting of stockholders of the Company called by Mentor and any adjournments and postponements thereof (the "Special Meeting").

  Although Mentor purports to have called a special meeting for October 29, 1998, the validity and legality of Mentor's attempt to call the Special Meeting and Mentor's ability to set the record date, place and time of the Special Meeting are currently the subject of litigation between the Company and Mentor. Hearings on these matters are currently scheduled for October 1998. See "Certain Legal Proceedings." Subject to the resolution of certain of these matters in this litigation, the Board shall schedule the date for the Special Meeting pursuant to the Company's bylaws (the "Bylaws"), which provide that the Board shall determine a time for the Special Meeting which is not less than 90 nor more than 100 days after the receipt and determination of the validity of a request for such Special Meeting.

  YOUR BOARD OF DIRECTORS OPPOSES THE MENTOR SOLICITATION AND URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARDS SENT TO YOU BY MENTOR OR MGZ.

  Proxies are being solicited by your Board in order to prevent Mentor and MGZ from taking control of the Company. At the Special Meeting, stockholders will be asked to consider and vote upon four proposals by Mentor and MGZ (the "Mentor Proposals"). We urge you to join us in opposing (i) the proposed removal of all of the current members of the Board (the "Removal Proposal");
(ii) the proposed amendment of the Company's Bylaws to reduce the number of directors of the Company to five (the "Bylaw Amendment Proposal"); (iii) the election of five Mentor nominees to the Board (the "Election Proposal"); and
(iv) the proposed repeal of certain amendments to the Company's Bylaws (the "Bylaw Repeal Proposal"), each as described in the Mentor Proxy Statement.

  This Statement and the enclosed form of Proxy Revocation are first being sent or given to stockholders on or about September 21, 1998.

  The Board of Directors believes that the Mentor Proposals are in furtherance of Mentor's attempt to acquire the Company by means of an unsolicited tender offer to acquire all outstanding Shares at a purchase price of $12.125 per Share (the "Mentor Offer") followed by a proposed second-step merger (the "Mentor Proposed Transaction"). See "Background of the Special Meeting."

  THE BOARD HAS DETERMINED THAT THE MENTOR OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS

OPPOSES THE MENTOR PROPOSALS AND URGES YOU TO (A) SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY REVOCATION CARD TO VOTE AGAINST THE MENTOR PROPOSALS AND
(B) DISCARD ANY GOLD PROXY CARD SENT TO YOU BY MENTOR AND MGZ.

  WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD PROXY CARD, THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE, AND DELIVER THE ENCLOSED BLUE PROXY CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO MORROW & CO., INC., 445 PARK AVENUE, NEW YORK, NEW YORK, 10022, FAX: (212) 754-8362.

  IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A GOLD PROXY CARD TO MENTOR AND MGZ, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU SIGNED THE GOLD PROXY CARD SENT TO YOU BY MENTOR AND MGZ, THIS BOARD OF DIRECTORS URGES YOU TO REJECT THE MENTOR PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD BY FAX OR IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR PROXY IS IMPORTANT. PLEASE ACT TODAY.

  IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO REVOKE ANY GOLD PROXY CARDS THAT MAY HAVE BEEN CAST AND TO EXECUTE AND RETURN A BLUE PROXY CARD ON YOUR BEHALF.

  If you have any questions concerning the Company's solicitation of BLUE Proxy Cards, or Mentor and MGZ's solicitation of gold proxy cards, please contact our information agent:

                              MORROW & CO., INC.

                                445 PARK AVENUE
                           NEW YORK, NEW YORK 10022

                                      OR

                        CALL TOLL-FREE: (800) 566-9061
                              FAX: (212) 754-8300

                       BACKGROUND OF THE SPECIAL MEETING

  Prior to August 11, 1998, there had been no discussions between the Company and Mentor regarding a potential business combination for more than two years. At approximately 7:00 pm P.D.T. on August 11, 1998, Mr. Raymond Ostby, Chief Financial Officer of the Company, received a telephone call from a Wall Street Journal reporter requesting comment on an advertisement which was scheduled to appear the next morning, commencing the Mentor Offer. Mr. Ostby declined to comment. Later that evening, Mr. Glen Antle, Chairman of the Board was given a letter by Mr. Walden Rhines, Chief Executive Officer and President of Mentor, stating the principal terms of the Mentor Offer. Mr. Rhines asked Mr. Antle to accept the Mentor Offer. Mr. Antle said that he was not authorized by the Board to accept such an offer, but that he would communicate it to the Company's Board.

  On August 12, 1998, Mentor and MGZ commenced the Mentor Offer. In response, the Company announced that the Board would study the Mentor Offer and make its recommendation to stockholders in due course. The Company urged all its stockholders to take no action with respect to the Mentor Offer and any related activities until the Company's Board made its recommendation. The Board held a meeting on each of August 13, 1998 and August 17, 1998. At such meetings, the Board met with senior management of the Company and its financial and legal advisors and considered the Mentor Offer and various matters related thereto, including presentations by the Company's senior management and financial advisers, Hambrecht & Quist LLC ("Hambrecht & Quist"), on the terms of the Mentor Offer, the Company's financial performance, business strategy and business plan, and certain analyses regarding the foregoing.

  On August 14, 1998, Mr. Lobo received a telephone call from Mr. Rhines. Mr. Rhines offered to discuss the Mentor Offer with Mr. Lobo, including future prospects for key management and employees of the Company. Mr. Lobo stated that he would convey Mr. Rhines' comments to the Company's Board. No further discussions between Mr. Lobo and Mr. Rhines have occurred since that time.

  On or about August 20, 1998, Mentor began soliciting purported agent designations to call the Special Meeting.

  On August 21, 1998, the Board held a further meeting, at which the Board again reviewed and considered the Mentor Offer and related matters in consultation with its financial and legal advisors. Additional presentations were made by the Company's senior management concerning the Company's business plan, and by Hambrecht & Quist concerning analyses of the Mentor Offer. At the conclusion of its presentations, Hambrecht & Quist provided to the Board its opinion, as of August 21, 1998, that the Mentor Offer was inadequate, from a financial point of view, to the holders of the Shares. After further review by the Board and consideration of the interests of the Company's stockholders, the Board determined that the Mentor Offer was inadequate and not in the best interests of the Company's stockholders, that the Mentor Offer did not fully reflect the long-term value of the Company, and that stockholder interests would be better served by the Company continuing to pursue its business plan. In particular, the Board determined that the Company's business plan offered the potential for obtaining higher long-term benefits for the Company's stockholders than the Mentor Offer. This determination was based on, among other things, the opportunities for business expansion and revenue and earnings growth resulting from recently introduced products and from products under development for use in the electronic design automation market and in other related parts of the market. See "Why You Should Vote Against The Mentor Proposals and Revoke any Gold Proxies."

  On August 21, 1998 and August 25, 1998, the Board amended certain provisions of the Company's Bylaws (the "Special Meeting Amendment") and the Company's Preferred Shares Rights Agreement dated as of January 10, 1996 (the "Rights Agreement Amendment"). The Special Meeting Amendment provides that, upon the request by any stockholder entitled to call a special meeting of stockholders, the Board shall determine a place and time for such a meeting (the time to be not less than 90 nor more than 100 days after receipt and determination of the validity of such request) and a record date for the determination of stockholders entitled to vote at such a meeting. The purpose of the Special Meeting Amendment is to add appropriate procedures and notice provisions to ensure that the Company and its stockholders would have adequate time to consider any proposals, including the Mentor Proposals, which may be brought before a special meeting.

  On August 25, 1998, Quickturn filed a motion for preliminary injunction in Delaware federal district court, challenging Mentor's solicitation of agent designations.

  On August 26, 1998, Mentor filed a motion for preliminary injunction in the Court of Chancery of the State of Delaware, seeking to enjoin the Board from enforcing either of the Special Meeting Amendment or the Rights Agreement Amendment.

  On September 11, 1998, Mentor purported to deliver to the Company agent designations executed by the holders of greater than 10% of the Shares and purported to set a date for the Special Meeting of October 29, 1998. Also on September 11, 1998, Mentor disclosed in the Mentor Proxy Statement that it intended to begin soliciting proxies in favor of the Mentor Proposals on or about September 11, 1998.

  Quickturn and Mentor are currently engaged in patent and other litigation concerning matters including the Mentor Solicitation. See "Certain Legal Proceedings" and "Certain Patent Litigation."

  The purpose of the Mentor Proposals is to facilitate the consummation of the Mentor Offer, which the current Board of Directors has determined to be inadequate and not in the best interest of the Company and its stockholders, and does not adequately reflect the long-term value or prospects of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS NOT RETURN THE GOLD PROXY CARD REQUESTED BY MENTOR AND MGZ. TO STOP MENTOR AND MGZ FROM USING YOUR SHARES TO FURTHER THE MENTOR OFFER, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
(1) DISCARD ANY GOLD PROXY CARD AND (2) IF YOU HAVE ALREADY RETURNED A GOLD PROXY CARD, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE.

               WHY YOU SHOULD VOTE AGAINST THE MENTOR PROPOSALS

                       AND REVOKE ANY GOLD PROXIES

  After careful consideration of the Mentor Offer, your Board has determined that the Mentor Offer is inadequate and not in the best interests of the Company's stockholders, that the Mentor Offer does not fully reflect the long-term value of the Company, and that stockholder interests would be better served by the Company continuing to pursue its business plan. Your Board has recommended that stockholders reject the Mentor Offer and not tender any of their Shares pursuant thereto.

  The Mentor Offer and the Mentor Solicitation are merely attempts by Mentor to compel stockholders to engage in a transaction with Mentor that your Board has determined to be inadequate and not in the best interests of the Company's stockholders. In reaching its conclusion to recommend rejection of the Mentor Offer, the Board considered the following factors:

  (i) The Board's familiarity with the business, financial condition, prospects and business plan of the Company, the nature of the business and markets in which the Company operates and the Board's belief that the Mentor Offer does not adequately reflect the long-term opportunities available to the Company in its business and the electronic design automation market. In this regard, the Board particularly considered the following:

  . The Company's established position as the leading provider of emulation technology and a leader in cycle-based simulation, for the integrated circuit design verification market, as well as its reputation in the industry as a technological leader and innovator in this area. In this regard, the Board noted that the Company has supplied more than 80% of the installed base of emulation systems worldwide.

  . The Company's prospects for future growth based upon its current and future product plans, including the recently introduced Mercury(TM) Design Verification System, which offers substantially improved performance and ease of use, as well as the Company's additional products and enhancements planned for introduction at appropriate intervals over the next few years.

  . The Company's proven technical expertise, reflected in an estimated 4,000 completed customer design projects and developed over years of activity in the design verification market.

  . The Company's expenditures of over $60 million on research and development in the past three years, leading to current and future planned products.

  . The Company's strong intellectual property position, including 25 issued
    United States patents, 25 pending United States patent applications and numerous international patents and patent application filings.

  . The Company's reputation for high-quality worldwide customer service and support resulting in the completion of an estimated 4,000 customer design projects.

  . The Company's acknowledged strength in the sale and implementation of emulation products.

  . The Company's acknowledged high-quality manufacturing infrastructure.

  . Anticipated growth in demand for emulation and cycle-based simulation resulting from continuing substantial increases in semiconductor design complexity.

  . Current conditions in the Company's business and markets, including the current adverse economic conditions in Asia, which have had a substantial effect upon the Company's recent quarterly financial performance and recent stock price.

  . The risks and assumptions inherent in achieving the Company's business plan.

  (ii) The historical trading prices of the Company's Common Stock, including the Board's belief, based in part on the factors referred to above, that the trading price for the Company's Common Stock immediately prior to commencement of the Mentor Offer did not fully reflect the long-term value inherent in the Company. In this regard, the Board noted that, as of the Mentor Offer, the Mentor Offer represented a more than 25% discount from the highest closing price of the Common Stock during the year preceding the Mentor Offer and a less than 4% premium over the average of the closing prices of the Common Stock during the same period.

  (iii) The analyses performed by Hambrecht & Quist concerning, among other things, the Company's historical and projected financial performance and consequent implied valuations of the Company; Mentor's historical financial performance; projected pro forma financial results for Mentor were the Mentor Offer to be successful; comparisons of the terms of the Mentor Offer, premium and the implied valuation of the Company to those in other comparable transactions; and the trading histories of Mentor and the Company.

  (iv) The written opinion, dated August 21, 1998, of Hambrecht & Quist that, the Mentor Offer was inadequate, from a financial point of view, to the holders of the shares. In rendering such opinion, Hambrecht & Quist reviewed and performed various analyses including those set forth in (iii) above. The full text of such opinion is attached hereto as annex 1.

  (v) The history of extensive patent litigation between the Company and Mentor, which has to date affirmed the validity of the Company's key patents and has resulted, among other things, in the issuance by the United States International Trade Commission (the "ITC") of a permanent limited exclusion order against Mentor prohibiting Mentor from importing into the United States certain integrated circuit emulation systems, subassemblies and components manufactured by Mentor and its affiliate which infringe the Company's patents; the issuance by the ITC of a permanent cease and desist order permanently prohibiting Mentor from, among other things, selling, offering for sale or advertising such emulation systems, subassemblies and components in the United States; and the granting by the Federal District Court for the District of Oregon of the Company's motion for a preliminary injunction against Mentor's United States emulation activities. In this regard, the Board noted that the grant of the foregoing motion for a preliminary injunction had been affirmed by the United States Court of Appeals for the Federal Circuit on August 5, 1998 -- seven days prior to Mentor's commencement of the Mentor Offer.

  (vi) The disruptive effect of the Mentor Offer on the Company's sales efforts with its customers, as well as on the Company's relationships with its suppliers and employees.

  (vii) The Board's commitment to acting in the best interests of and protecting the Company's stockholders.

  In view of the wide variety of factors considered in connection with its evaluation of the Mentor Offer, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations.

  IN LIGHT OF THE BOARD OF DIRECTORS' CONCLUSIONS THAT THE MENTOR OFFER IS INADEQUATE, IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND DOES NOT ADEQUATELY REFLECT THE LONG-TERM VALUE OR PROSPECTS OF THE COMPANY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS NOT RETURN THE GOLD PROXY CARD REQUESTED BY MENTOR AND MGZ.

  IN ORDER TO STOP MENTOR AND MGZ FROM USING YOUR SHARES TO FURTHER THE MENTOR OFFER, WHICH YOUR BOARD HAS DETERMINED TO BE INADEQUATE, PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TO QUICKTURN DESIGN SYSTEMS, INC., c/o MORROW & CO., 445 PARK AVENUE, NEW YORK, NEW YORK 10022, FAX (212) 754-8362. EXECUTION AND RETURN OF THE BLUE PROXY CARD IS INDEPENDENT OF ANY DECISION BY YOU TO TENDER YOUR SHARES PURSUANT TO THE MENTOR OFFER AND WILL NOT PRECLUDE YOU FROM ATTENDING ANY SPECIAL MEETING, IF HELD, OR FROM VOTING IN PERSON.

                              THE SPECIAL MEETING

RECORD DATE AND OUTSTANDING SHARES; QUORUM

  Only holders of record as of the close of business on the record date of the Special Meeting will be entitled to vote at the Special Meeting. Pursuant to
Section 2.3 of Article II of the Bylaws of the Company, a special meeting may be called by written request of one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at such meeting. The Bylaws further provide that, upon receipt of a valid request, the Board of Directors shall determine a place and time for such meeting and shall set a record date to determine which stockholders are entitled to vote at such a meeting. Pursuant to Section 2.12 of Article II of the Bylaws of the Company, the record date may not be more than 60 nor less than 10 days before the date of the special meeting (the "Record Date"). Pursuant to Section 2.3 of Article III of the Bylaws, the Board shall determine a time for the special meeting that is not less than 90 nor more than 100 days after receipt and determination of the validity of the request for such meeting.

  Although Mentor purports to have called a special meeting for October 29, 1998, the validity and legality of Mentor's attempt to call the Special Meeting and Mentor's ability to set the Record Date, place and time of the Special Meeting are currently the subject of litigation between the Company and Mentor. Hearings on these matters are currently scheduled for October 1998. See "Certain Legal Proceedings." Subject to the resolution of certain of these matters in this litigation, the Board shall set the Record Date, time and place for the Special Meeting pursuant to the Company's Bylaws.

  The presence in person or by proxy of the holders of a majority of the Shares issued and outstanding and entitled to vote thereat are necessary to constitute a quorum at the Special Meeting. If a quorum is not present or represented by proxy, then either the chairman of the meeting or the stockholders entitled to vote thereat, present or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than an announcement at the Special Meeting, until a quorum is present or represented. Shares represented by proxies that reflect abstentions or "broker non-votes" (shares of stock held of record by a broker as to which no discretionary authority or voting directions exist) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.

VOTES REQUIRED

  Each stockholder is entitled to one vote for each Share held. Stockholders do not have the right to cumulate votes in the election of directors. In connection with the Removal Proposal, pursuant to Section 141(k) of the

Delaware General Corporation Law (the "DGCL") and Section 3.16 of the Company Bylaws, the removal of directors requires the affirmative vote of a majority of all Shares outstanding and entitled to vote on the election of directors. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the Removal Proposal. In connection with the Election Proposal, pursuant to Section 216 of the DGCL, directors will be elected by a plurality of the votes cast by stockholders at the Special Meeting. Since votes are cast in favor of or withheld from each nominee, abstentions and broker non-votes will have no effect on the outcome of the Election Proposal. The Bylaw Amendment Proposal and the Bylaw Repeal Proposal (collectively, the "Bylaw Proposals") each require the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, assuming a quorum is present at the Special Meeting, abstentions have the same effect as votes cast against the Bylaw Proposals, while broker non-votes are not included in the total number of votes cast on a Bylaw Proposal and therefore will not be counted for determining whether the Bylaw Proposal has been approved. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

REVOCATION OF PROXIES

  The BLUE Proxy Card accompanying this Statement is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting. Any stockholder who has given a gold proxy to Mentor in connection with the Mentor Solicitation may revoke it at any time before it is voted by delivering to the Company, c/o Morrow & Co., Inc., a duly executed BLUE Proxy Card bearing a date LATER than the proxy delivered to Mentor. Proxies may also be revoked at any time prior to voting by (i) delivering to the Company, c/o Morrow & Co., Inc., a written notice, bearing a later date than the proxy, stating that the proxy is revoked (such revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed proxy), (ii) signing and delivering prior to the vote at the Special Meeting a proxy with respect to the same shares and bearing a date later than the date of the proxy being revoked, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, constitute a revocation of your proxy). Revocations of proxies and other instruments revoking proxies may be delivered to the Company by fax or by mail (using the enclosed envelope), to Morrow & Co., Inc., 445 Park Avenue, New York, New York, 10022, Fax: (212) 754-8362.

  IF YOU HAVE ALREADY SIGNED MENTOR'S GOLD PROXY CARD, AND YOU WISH TO CHANGE YOUR VOTE, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE SPECIAL MEETING BY USING THE ENCLOSED BLUE PROXY CARD OR VOTING AGAINST THE MENTOR PROPOSALS AT THE SPECIAL MEETING.

                             THE MENTOR PROPOSALS

  The Mentor Solicitation relates to the following proposals to be considered and voted upon at the Special Meeting:

THE REMOVAL PROPOSAL

  Mentor proposes that all of the members of the Board be removed from office in order to replace such Board members with nominees who support the Mentor Proposed Transaction. The Company's current directors are Glen M. Antle, Richard C. Alberding, Michael R. D'Amour, William A. Hasler, Dr. Yen-Son
(Paul) Huang, Charles D. Kissner, Dr. David K. Lam and Keith R. Lobo.

THE BYLAW AMENDMENT PROPOSAL

  Mentor proposes to amend Section 3.2 of Article III of the Bylaws of the Company to reduce the number of directors from eight to five.

THE ELECTION PROPOSAL

  Mentor is seeking the election of a slate of five directors (Gideon Argov, Chairman of the Board of Kollmorgen Corporation; Scott Bice, Dean of the University of Southern California Law Center; Harry L. Demorest, Chief Executive Officer of Columbia Forest Products, Inc.; C. Scott Gibson, President of Gibson Enterprises; and Michael Savage, the Managing Director of the San Francisco Opera). As disclosed in the Mentor Proxy Statement, each of Mentor's nominees, if elected, intends to take all actions, subject to his fiduciary duties to the Company, to facilitate the Mentor Offer and the related Mentor Proposed Transaction.

THE BYLAW REPEAL PROPOSAL

  Mentor is seeking to repeal any amendment to the Company's Bylaws adopted since March 30, 1998 and prior to adoption of the Mentor Proposals at the Special Meeting. Such proposal will have the effect of repealing the Special Meeting Amendment and any other amendment to the Company's Bylaws adopted after the date of this Statement.

PROPOSAL REGARDING PROCEDURAL MATTERS

  Mentor is seeking the right at the Special Meeting or any adjournment thereof to vote your shares at their discretion on any procedural matter or any substantive matter which is properly brought before the Special Meeting of which there has not been "reasonable notice."

THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO MENTOR PROPOSALs

  The above listed proposals are designed to facilitate the consummation of the Mentor Offer, which your Board of Directors has determined to be inadequate and not in the best interest of the Company and its stockholders, and not to adequately reflect the long-term value or prospects of the Company. The Board of Directors therefore unanimously recommends that stockholders vote against each of the Mentor Proposals described above and any other proposals brought before the Special Meeting which are designed to, or have the effect of, facilitating the Mentor Offer.

  SUPPORT YOUR BOARD OF DIRECTORS AND ENSURE THAT YOUR BEST INTERESTS, NOT MENTOR'S, ARE SERVED. TO EXPRESS SUPPORT FOR YOUR BOARD OF DIRECTORS, DO NOT VOTE FOR THE MENTOR PROPOSALS AND DO NOT RETURN MENTOR'S PROXY.

  IF YOU HAVE ALREADY SIGNED MENTOR'S GOLD PROXY CARD, AND YOU WISH TO CHANGE YOUR VOTE, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE SPECIAL MEETING. IF YOU HAVE RETURNED MENTOR'S PROXY, YOU MAY REVOKE IT BY USING THE ENCLOSED BLUE PROXY CARD.

OTHER MATTERS

  The Board is not aware of any other matters to be submitted at the Special Meeting. Under the Company's Bylaws, only such business as is stated in the Notice of Special Meeting may be brought before such meeting. Accordingly, no other substantive business may be transacted at the Special Meeting.

                           CERTAIN LEGAL PROCEEDINGS

  On August 12, 1998, Mentor and MGZ filed a complaint against the Company and the Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the preferred stock purchase rights associated with the Company's Common Stock (the "Rights") or to render the Rights inapplicable to the Mentor Offer and the Proposed Mentor Transaction or failure to approve the Mentor Offer and the Proposed Mentor Transaction would constitute a breach of the Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Board to redeem the Rights or render the

Rights inapplicable to the Mentor Offer and the Proposed Mentor Transaction,
(iii) declaring that failure to approve the Mentor Offer and the Proposed Mentor Transaction for purposes of Section 203 of Delaware Law would constitute a breach of the Board's fiduciary duties under Delaware law, (iv) compelling the Board to approve the Mentor Offer and the Proposed Mentor Transaction, for purposes of Section 203 of Delaware Law, (v) enjoining the Board from taking any actions designed to impede or which have the effect of impeding the Mentor Offer, the solicitation of agent designations or the proposed merger and declaring that any such actions would constitute a breach of the Board's fiduciary duties under Delaware Law, (vi) enjoining the Board from taking any actions to impede, or refuse to recognize the validity of, Mentor's call of a special meeting, and (vii) enjoining the Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

  Also on August 12, 1998, Mentor and MGZ filed a complaint against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor and MGZ have disclosed all information required by, and are otherwise in full compliance with, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other federal securities laws, rules and regulations deemed applicable to the Mentor Offer and Mentor's solicitation of agent designations.

  On August 13, 1998, Howard Shapiro filed a purported class action suit on behalf of individual plaintiffs against the Company and the Board in the Court of Chancery in the State of Delaware. The complaint alleges, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value. The complaint seeks, among other things, to compel the defendants to carry out their fiduciary duties and to cooperate with any person or entity having a bona fide interest in proposing any transaction which would maximize stockholder value. On August 27, 1998, Howard Shapiro filed an Amended Class Action Complaint in full substitution of the complaint filed on August 13, 1998.

  On August 25, 1998, Quickturn filed an answer in Delaware federal district court denying all material allegations of the Mentor Federal Complaint. In addition, Quickturn filed counterclaims against Mentor and MGZ alleging violation of the federal securities laws, seeking an injunction requiring Mentor and MGZ to make certain corrections to their filings with the Securities and Exchange Commission (the "SEC"), and prohibiting Mentor and MGZ from taking various actions in connection with the Mentor Offer or Mentor's solicitation of agent designations.

  On August 25, 1998, MGZ and Mentor filed an Amended Verified Complaint in the Court of Chancery of the State of Delaware in and for New Castle County, challenging the Special Meeting Amendment and the Rights Agreement Amendment.

  On August 25, 1998, Andrea Brown and Mohamed Yassin each filed a purported class action suit on behalf of individual plaintiffs against the Company and the Board in the Court of Chancery in the State of Delaware. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value. The complaints seek, among other things, to compel the defendants to carry out their fiduciary duties and to cooperate with any person or entity having a bona fide interest in proposing any transaction which would maximize stockholder value.

  On August 26, 1998, MGZ and Mentor filed a First Amended Complaint in the U.
S. District Court for the District of Delaware, alleging that certain filings by the Company with the SEC violate federal securities laws.

  On August 26, 1998, Mentor and MGZ filed a Motion for Preliminary Injunction in the Court of Chancery of the State of Delaware, seeking to enjoin the Board from enforcing either of the Special Meeting Amendment or the Rights Agreement Amendment.

  On September 4, 1998, Mentor and MGZ filed a Motion for Preliminary Injunction with United States District Court for the District of Delaware seeking to compel the Company to make certain changes to its disclosures in its filings with the SEC and to enjoin the Company or any of its agents from
(i) disseminating any
further information or otherwise communicating with the Company's stockholders with respect to the Mentor Offer, the Proposed Mentor Transaction, Mentor's solicitation of agent designations and the Special Meeting or (ii) taking any action in opposition to the Mentor Offer, the Proposed Mentor Transaction, Mentor's solicitation of agent designations or the Special Meeting, until at least thirty days after the Company makes certain changes to its disclosures in its filings with the SEC. The motion also seeks to enjoin the Company and its agents from making any false and misleading statements regarding the Mentor Offer, the Proposed Mentor Transaction, Mentor's solicitation of agent designations and the Special Meeting. The District Court has scheduled a hearing for October 6, 1998 on both parties' cross-motions to require corrective disclosures.

  On September 4, 1998, the Court of Chancery of the State of Delaware scheduled a trial to commence on October 19, 1998 regarding Mentor's and MGZ's claims regarding the validity of the Special Meeting Amendment and the Rights Agreement Amendment adopted by the Company on August 21, 1998. The Court of Chancery of the State of Delaware also scheduled argument on the Company's motion for summary judgment for October 7, 1998.

  On September 8, 1998, Mentor and MGZ filed with the United States District Court for the District of Delaware a Motion to Dismiss the Company's counterclaims and an opening brief in support of such motion.

  On September 11, 1998, Quickturn filed its Answer to First Amendment Complaint and Counterclaims for Injunctive and Other Relief for Violation of Federal Securities Laws in the United States District Court for the District of Delaware, denying all material allegations of Mentor's First Amended Complaint.

  On September 11, 1998, Mentor and MGZ filed a Motion for Leave to File Second Verified Complaint in the Court of Chancery of the State of Delaware.

  On September 14, 1998, Quickturn filed a Motion for a Temporary Restraining Order with the United States District Court for the District of Delaware seeking (i) to enjoin Mentor from distributing any proxy materials purporting to call a special meeting of Quickturn stockholders on October 29, 1998, (ii) to require Mentor to correct misstatements in its proxy materials, press releases and other statements to Quickturn stockholders and to enjoin Mentor from further claiming that a Quickturn stockholders meeting will be held on October 29, 1998, (iii) to enjoin Mentor from all proxy solicitation activities until 15 days after amended proxy materials are filed with the SEC and Mentor has issued a press release which corrects its earlier misstatements, and (iv) to enjoin Mentor from making any further material misstatements of fact or omissions of material facts in any communications with Quickturn's stockholders. A hearing on Quickturn's Motion for a Temporary Restraining Order was held on September 16, 1998. Quickturn's Motion was denied, and its Motion for Preliminary Injunction is scheduled to be heard on October 6, 1998.

  On September 14, 1998, Quickturn filed Amended and Supplemental Counterclaims, alleging that Mentor made false and misleading statements regarding the calling of a Special Meeting of the stockholders of Quickturn. In addition to Mentor and MGZ Corp., Walden C. Rhines, Gregory K. Hinckley, Dean M. Freed, Gideon Argov, Scott H. Bice, Harry L. DeMorest, C. Scott Gibson and Michael J. K. Savage are named as counterdefendants.

  On September 15, 1998, Quickturn filed its Answer to Verified Amended Complaint for Declatory and Injunctive Relief in the Court of Chancery in the State of Delaware denying all material allegations of the Amended Verified Complaint.

                           CERTAIN PATENT LITIGATION

  In January 1996, the Company filed a complaint with the ITC in Washington, DC, seeking to stop unfair importation of logic emulation systems manufactured by Meta Systems ("Meta"), a French subsidiary of Mentor. In the complaint, the Company alleged that Mentor's hardware logic emulation systems infringe several of the Company's patents. Some of these patents were purchased by the Company from Mentor in 1992, and the Company successfully argued that Mentor could not contest their validity by reason of assignor estoppel, a legal doctrine which prevents the seller of a patent from later asserting that the patent is invalid ("Assignor Estoppel"). The Company sought and received in August 1996 temporary relief from the ITC in the form of Temporary Exclusion and Temporary Cease and Desist Orders. The Federal Circuit Court of Appeals affirmed the ITC's issuance of temporary relief in August 1997. In December 1997, the ITC issued: (1) a Permanent Limited Exclusion Order which permanently prohibits the importation of hardware logic emulation system, subassemblies or components manufactured by Mentor and/or Meta which infringe the Company's patents and (2) a Permanent Cease and Desist Order permanently prohibiting Mentor from, among other things, selling, offering for sale or advertising the same hardware logic emulation devices. The ITC's two orders remain in effect until April 28, 2009, the latest expiration date of the Company's patents involved in the investigation.

  The Company is also engaged in a Federal District Court case with Mentor and Meta involving six of the Company's patents. Mentor and Meta are seeking a declaratory judgment of noninfringement, invalidity and unenforceability of the patents in dispute, and the Company has filed counteractions against Mentor and Meta for infringement and threatened infringement of the six patents. Mentor has also claimed in this Federal District Court case that press releases issued by the Company were defamatory and interfered with Mentor's prospective economic relations. In June 1997, Quickturn filed a motion for preliminary injunction, asking the District Court to prohibit Mentor from manufacturing, assembling, marketing, loaning or otherwise distributing emulation products and components in the United States, which products and components infringe certain claims in Quickturn's U. S. Patent No. 5,036,473. The District Court granted the Company's motion for summary judgment of Assignor Estoppel with regard to such patent. On December 20, 1996, the U. S. District Court in Oregon granted Quickturn's motion for a preliminary injunction against Mentor's domestic emulation activities. The Federal Circuit Court of Appeals affirmed the Oregon District Court's decision on August 5, 1998, both with regard to the preliminary injunction and the Assignor Estoppel. The Oregon action is currently set for trial in December 1998.

  In November 1996, Aptix Corporation ("Aptix") filed a suit against the Company in the U. S. District Court for the Northern District of California, alleging, among other things, various antitrust violations based on Quickturn's acquisition of patents and technology from Mentor, Quickturn's acquisition of PiE Design Systems, Inc. ("PiE") in 1993 and purported threats by Quickturn to sue Aptix for patent infringement. Quickturn moved for summary judgment in its favor with regards to these allegations. A hearing on these matters was held on August 4, 1998. On August 27, 1998, the U. S. District Court for the Northern District of California granted Quickturn's motion for summary judgment and dismissed Aptix's suit against Quickturn.

  In August 1997, a preliminary injunction sought by Mentor's German subsidiary, Mentor Graphics (Deutschland) GmbH, was issued by a regional court in Munich, enjoining agents of the Company from making certain statements concerning U. S. litigation matters between the Company and Mentor. In May 1998, the Munich District Court set aside the preliminary injunction based on the failure of Mentor's German subsidiary to advance its case within the six-month statutory limitation. In October 1997, the Company filed against Mentor Graphics (Deutschland) GmbH, in the District Court of Dusseldorf a complaint alleging infringement of the German part of the Company's European Patent No. 0 437 491 B1. The main court hearing for this matter is set for March 1999.

  In February 1998, Aptix and Meta filed a lawsuit against the Company, in the
U. S. District Court for the Northern District of California, alleging infringement of a U. S. patent owned by Aptix Corporation and licensed to Meta.

                               ANTITRUST MATTERS

  On August 20, 1998, the Company received from MGZ written notice that Mentor had filed a pre-merger notification form (the "Pre-merger Form") with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") on or about August 20, 1998. The purpose of the Pre-merger Form is to give the FTC and the DOJ notice of the merger Mentor proposes to effect with the Company if the Mentor Offer is consummated.

  On August 28, 1998, the Company filed its pre-merger notification form with the FTC and the DOJ. The waiting period under the HSR Act expired at 11:59 p.
m. New York City time on September 4, 1998.

                       SOLICITATION OF BLUE PROXIES

  All expenses of this proxy solicitation, including the cost of preparing and mailing this Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, telex, telecopier, facsimile, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Except as described below, neither the Company nor any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf concerning the Mentor Offer, including the solicitation of proxies.

  The Company has retained Morrow & Co. , Inc. to assist the Company in connection with its solicitation of proxies, at an estimated fee of $100,000, plus reimbursements of out-of-pocket expenses.

  The Company has engaged Hambrecht & Quist LLC to act as its financial advisor in connection with the proposed Mentor Offer and related matters, including this solicitation. Hambrecht & Quist may assist in the solicitation of proxies. Pursuant to a letter agreement dated August 14, 1998 (the "Letter Agreement"), the Company has retained Hambrecht & Quist as its exclusive financial advisor with respect to the Mentor Offer and the evaluation of strategic alternatives.

  Pursuant to the Letter Agreement, the Company has agreed to pay Hambrecht &
Quist: (1) a non-refundable retainer of $100,000 payable on the date of the Letter Agreement and creditable against any subsequent fees payable under the Letter Agreement; (2) a fee of $750,000 payable on delivery of an initial opinion regarding the fairness or adequacy of the Mentor Offer; (3) a fee of $250,000 payable on delivery of each additional fairness opinion rendered in connection with a transaction including the same party or an additional party;
(4) in the event the Company enters into an agreement for the sale of the Company, or recommends that the stockholders of the Company tender their shares in connection with a tender offer for 50% or more of the outstanding shares of Common Stock of the Company or recommends that the stockholders of the Company vote in favor of a proposed sale of the Company, or otherwise approves or endorses the sale of the Company, and such sale (a "Consensual Acquisition") of the Company is consummated, a fee, payable at closing, equal to 1.0% of the aggregate consideration received, less any fees previously paid; (5) in the event the Company determines it should remain independent and does not consummate a Consensual Acquisition by May 14, 1999, a fee, payable on May 14, 1999, of $1,000,000, less any fees previously paid; and (6) in the event that the Company is acquired prior to May 14, 1999 in a transaction other than a Consensual Acquisition, then upon consummation of such sale of the Company, a fee, payable at closing, equal to 0. 75% of the aggregate consideration received, less any fees previously paid. A "sale" of the Company means any transaction or event or series or combination thereof, other than in the ordinary course of trade or business, whereby directly or indirectly, a majority interest in the Company or its businesses or assets is transferred; such transactions or events to include without limitation a sale or exchange of capital stock or assets (whether in a leveraged acquisition or otherwise), a merger or consolidation, a tender or exchange offer, a recapitalization (including without limitation one or more distributions to stockholders or repurchases or redemptions of shares which in the aggregate constitute greater than 50 percent of the market value of the Company's shares prior to such actions), or any similar transaction or event.

  Pursuant to the Letter Agreement, the Company agreed to indemnify Hambrecht & Quist against all liability resulting from the performance of Hambrecht & Quist duties under such agreement, except for liability resulting from the gross negligence or willful misconduct of Hambrecht & Quist. The Company has also agreed to reimburse Hambrecht & Quist periodically for their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their attorneys arising in connection with any matter referred to in the Letter Agreement. The Letter Agreement also provides that Hambrecht & Quist, if requested by the Board, will, among other things, assist the Company as an agent in contracting, qualifying and negotiating with potential acquirors approved by the Company. The Letter Agreement may be terminated at any time by either party thereto, in which event, Hambrecht & Quist will be entitled to full compensation if any time prior to the expiration of one year after such date of termination the Company consummates a sale of the Company and any compensation earned by it up to the date of the termination, including the reimbursement of all reasonable expenses incurred by Hambrecht & Quist.

  Hambrecht & Quist will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. Hambrecht & Quist does not admit or deny that any of its directors, officers or employees is a "participant" as defined in
Schedule 14A promulgated by the Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Hambrecht & Quist regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in Hambrecht & Quist and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. If Hambrecht & Quist assists the Company in connection with the solicitation of proxy revocations, such activity will be carried out by a team of individuals consisting of officers and employees of Hambrecht & Quist identified in Schedule A.

  The Company estimates that its total expenditures relating to this solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $2 million. The Company to date has incurred estimated total expenses of approximately $750,000. In addition to the members of the Board, the Company's executive officers may solicit proxies. For further information with respect to participants in the solicitation, including the names of its executive officers who may solicit proxies, and certain transactions by those participants in the shares, see Schedules A and B. The business address for each of the members of the Board and the officers named in Schedule A is, and the Company's executive offices are located at 55 W. Trimble Road, San Jose, California 95131.

                  BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the beneficial ownership of Common Stock as of September 1, 1998 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each of the Company's current directors; (iii) each of the named Executive Officers (as defined in Item 402 (a) (3) of Regulation S-K of the Exchange Act); and (iv) all directors and executive officers of the Company as a group.

                                                         SHARES     PERCENTAGE
                                                      BENEFICIALLY BENEFICIALLY
NAME                                                    OWNED(1)      OWNED
----                                                  ------------ ------------
PRINCIPAL STOCKHOLDERS
Kopp Investment Advisors, Inc. (2)...................  2,597,975       14.4%
 7701 France Avenue South, Suite 500
 Edina, MN 55435
State of Wisconsin Investment Board (2)..............  2,101,500       11.6%
 P.O. Box 7842
 Madison, WI 53707
DIRECTORS
Glen M. Antle (3)....................................    325,782       1. 8%
Keith R. Lobo (4)....................................    438,750        2.4%
Richard C. Alberding (5).............................     17,500          *
Michael R. D'Amour (6)...............................     40,970          *
Dr. Yen-Son (Paul) Huang (7).........................    354,550       2. 0%
Dr. David K. Lam (5).................................     10,417          *
William A. Hasler (8)................................      3,667          *
Charles D. Kissner (5)...............................      1,667          *
NAMED OFFICERS
Jeffrey K. Jordan (9)................................      1,134          *
Raymond K. Ostby (10)................................    102,767          *
Dugald H. Stewart (11)...............................      7,390          *
Tung-sun Tung (12)...................................     34,655          *
All directors and executive officers as a group (16
 persons) (13).......................................  1,792,816        9.5%

--------
  *  Less than 1%.
 (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of September 1, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
 (2) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.
 (3) Includes 257,270 shares held by The Antle Family Trust, as to which Mr. Antle shares voting and dispositive power, and 68,512 shares of Common Stock subject to options exercisable within sixty days of September 1, 1998.
 (4) Includes options to purchase 433,750 shares of Common Stock exercisable within sixty days of September 1, 1998.
 (5) All such shares are subject to options exercisable within sixty days of September 1, 1998.

 (6) Includes 31,388 shares held by The D'Amour Family Trust, as to which Mr. D'Amour shares voting and dispositive power, and 4,583 shares of Common Stock subject to options exercisable within sixty days of September 1, 1998.
 (7) Includes 37,548 shares held by The Huang Living Trust, as to which Mr. Huang shares voting and dispositive power, and 31,250 shares of Common Stock subject to options exercisable within sixty days of September 1, 1998.
 (8) Includes options to purchase 1,667 shares of Common Stock exercisable within sixty days of September 1, 1998.
 (9) Includes options to purchase 333 shares of Common Stock exercisable within sixty days of September 1, 1998.
(10) Includes options to purchase 94,667 shares of Common Stock exercisable within sixty days of September 1, 1998.
(11) Includes options to purchase 7,000 shares of Common Stock exercisable within sixty days of September 1, 1998.
(12) Includes options to purchase 20,568 shares of Common Stock exercisable within sixty days of September 1, 1998.
(13) Includes options to purchase 747,164 shares of Common Stock exercisable within sixty days of September 1, 1998.

                           COMPENSATION OF DIRECTORS

  Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. However, nonemployee directors receive an annual cash retainer of $12,000 and an annual committee membership stipend of $1,500 for each committee of the Board on which such director serves.

  In addition, nonemployee directors participate in the Company's 1994 Outside Director Stock Option Plan (the "Director Plan"). The Director Plan was adopted by the Board in January 1994 and was approved by the stockholders in May 1994. The Director Plan provides for an automatic grant of a nonstatutory stock option to purchase 20,000 shares of Common Stock to a nonemployee director on the date of the first meeting on which such individual participates as a director (an "Initial Option"). An Initial Option has a term of ten years and vests monthly over four years. Beginning four years after the grant of an Initial Option to a director, such director is granted an automatic annual option to purchase 3,500 shares of Common Stock, which option has a term of ten years and vests monthly over one year. The exercise price of each option granted equals 100% of the fair market value of the Common Stock, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market on the date of grant. Options granted under the Director Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company or within twelve months after the termination of a director's tenure due to death or disability. The Director Plan is designed to work automatically, without administration; however, to the extent administration is necessary, the Director Plan has been structured so that options granted to nonemployee directors who administer the Company's other employee benefit plans qualify as transactions exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

                             CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENT

  The Company has an employment agreement dated November 4, 1992 with Keith R. Lobo, the Company's President and Chief Executive Officer, which is terminable by either the Company or Mr. Lobo at any time upon 30 days written notice. Pursuant to such agreement, upon termination of Mr. Lobo's employment, except for certain causes, the Company is obligated to pay Mr. Lobo severance payments equal to six months of his then base salary. Also, upon Mr. Lobo's involuntary termination, except for certain causes, or upon his constructive termination (defined as a material decrease in responsibility or authority), within 12 months after a change of control of the Company, Mr. Lobo's options will be accelerated with respect to that number of shares which would have vested after 24 months of additional employment.

RETENTION PLANS

  At a Board meeting held on September 2, 1998 and pursuant to a recommendation from the Board's Compensation Committee, the Board authorized the Company to implement two separate plans (collectively, the "Plans") to assist the Company in retaining its employees during times of uncertainty, and to keep such persons focused on their jobs and the business of the Company during such times so that the Company can continue to execute its business plan. William M. Mercer, Incorporated, assisted and advised the Board and its Compensation Committee in formulating the terms of each Plan. Each Plan is summarized below.

  Management Retention Plan. The Management Retention Plan (the "Management Plan") provides retention and severance benefits for designated executive officers, vice presidents and employees with comparable responsibility to executive officers or vice presidents. There are three components to the Management Plan: (i) severance payments, (ii) post-employment coverage under the Company's group health, dental and life insurance plans, and (iii) pro-rated bonus payments.

  A participant's total potential severance payment is based on a multiple of the participant's annual target bonus and/or annual base salary, with the level of payment related to the participant's job level. The multiplier ranges from 150% of annual base salary up to 250% of annual base salary and commission or annual average bonus. The severance payment will be paid only if the participant is involuntarily terminated without cause, or is constructively terminated, within twelve months following a change of control. The severance payment is offset by any cash severance payments required by law or contract.

  In the event of an involuntary termination without cause, or constructive termination, within twelve months following a change of control, a participant in the Management Plan (and, if covered prior to the change of control, his or her dependents) will receive continued group health, dental and life insurance coverage. The Company is required to pay the same percentage of the related insurance premiums as were paid prior to the change of control. The Company must continue to make these premium payments for a period ranging from one and one-half years to two and one-half years (depending on the participants's job level) or, if earlier, until the participant becomes covered under comparable benefit plans of another employer.

  Under the Management Plan, participants are also eligible to be paid their pro-rated annual target bonus for the year in which a change of control occurs. This payment is in lieu of any bonus otherwise payable under the annual incentive plan. The proration is made by multiplying the annual target bonus by a fraction, the numerator of which is the number of days in the Company's fiscal year that have elapsed prior to the change of control and the denominator of which is three hundred sixty-five. The pro-rated bonus is paid to those executive officers and vice-presidents who remain employed until the last day of the fiscal year in which the change of control occurs or who are involuntarily terminated without cause or are constructively terminated prior to the end of the fiscal year, but following a change of control.

  Employee Retention Plan. The Employee Retention Plan (the "Employee Plan") provides severance benefits for employees who are not participants in the Management Plan. The Employee Plan provides for a severance payment of two week's base salary for each full year of employment with the Company up to and including the date of a change of control. The severance payment will be paid only if the participant is involuntarily terminated without cause within twelve months following a change of control, with a minimum payment of three months (or six months for director-level employees and up to approximately 10% of the employee population designated as key contributors by the chief executive officer). The severance payment is offset by any cash severance payments required by law or contract.

  Golden Parachute Excise Tax and Non-Deductibility. In general, benefits and payments under the Management Plan and the Employee Plan are subject to reduction, if, in the opinion of the Company's independent accountants, the golden parachute excise tax and non-deductibility provisions of the Internal Revenue Code would otherwise be triggered. In such event, a participant's benefits may be reduced to the largest amount that would not trigger the golden parachute excise tax and non-deductibility provisions. In the case of the Company's chief executive officer and certain other participants under the Management Plan, benefits under the Management Plan are reduced to avoid triggering the golden parachute excise tax and non-deductibility provisions only if so doing would maximize the after-tax economic benefit to such persons, as determined by the Company's independent accountants.

                 SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and amendments thereto and changes in ownership on Form 4 or Form 5 and amendments to each with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

  Based solely on its review of the copies of such forms and amendments thereto received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, which representations have been maintained for at least two years, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with, except that Mr. Dugald Stewart did not file a Form 4 to report a sale of Common Stock (although such sale was subsequently reported on an amended Form 4), and Mr. Tung-sun Tung filed a Form 3 late following his assumption of his responsibilities as an executive officer.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee was formed in October 1993 and is currently composed of Messrs. Alberding, Antle and Lam. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries, except that Mr. Antle at certain times during the past five years has been an employee or consultant of the Company.

                        EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning total compensation received by the person serving as Chief Executive Officer and each of the four most highly compensated executive officers during fiscal 1997 (the "Named Officers"), for services rendered to the Company in all capacities for fiscal years 1997, 1996 and 1995.

                                                     LONG-TERM
                                    ANNUAL          COMPENSATION
                                 COMPENSATION          AWARDS
                              --------------------- ------------
                                                     SECURITIES
NAME AND PRINCIPAL                                   UNDERLYING     ALL OTHER
POSITION                 YEAR  SALARY     BONUS (1)   OPTIONS    COMPENSATION (2)
------------------       ---- --------    --------- ------------ ----------------
Keith R. Lobo........... 1997 $250,000    $ 144,000         0        $11,168
 President and Chief     1996 $250,000    $ 200,000   100,000        $ 6,768
 Executive Officer       1995 $227,369    $ 150,000    20,000        $ 3,978
Jeffrey K. Jordan....... 1997 $244,351(3) $       0         0        $16,400
 Vice President, North
  American Sales         1996 $382,499    $  30,000    25,000        $34,000
                         1995 $544,567    $  30,000    10,000        $10,800
Raymond K. Ostby........ 1997 $205,000    $  59,000         0        $ 6,968
 Vice President, Finance
  and Administration,    1996 $190,000    $  70,000    40,000        $ 6,768
 Chief Financial
  Officer, and Secretary 1995 $156,667    $  66,000         0        $ 5,863
Dugald H. Stewart....... 1997 $205,223    $  57,000         0        $ 9,073
 Vice President,
  Manufacturing          1996 $184,333    $ 102,000    40,000        $ 8,873
                         1995 $151,667    $  56,000    10,000        $ 6,000
Tung-sun Tung........... 1997 $188,666    $  40,000         0        $ 9,073
 Vice President,         1996 $174,584    $  64,000    60,000        $ 8,873
 Research & Development  1995 $140,000    $  36,000         0        $ 6,000

--------
(1) Includes bonuses earned or accrued with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year.
(2) Includes health care premiums and 401(k) contributions.
(3) Includes $143,370 from commissions.

OPTION GRANTS IN LAST FISCAL YEAR

  No options were granted to the Named Officers during the fiscal year ended December 31, 1997.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth, as to the Named Officers, certain information concerning stock options exercised during fiscal 1997 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock on the last trading day of fiscal 1997, which was $11.75 per share.

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                           SHARES                        END              AT FISCAL YEAR END(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
NAME                      EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Keith R. Lobo...........        0    $     0    458,750      76,250     $4,015,519    $ 25,731
Jeffrey K. Jordan.......    7,000     68,377     15,354      22,646         22,237      12,138
Raymond K. Ostby........        0          0     93,208      41,792        452,684      84,191
Dugald H. Stewart           5,000     21,875     24,896      32,104         55,090      23,035
Tung-sun Tung...........    5,000     48,050     49,744      43,966        161,857     441,711

--------
(1) Market value of underlying securities based on the closing price of the Common Stock on the last trading day of fiscal 1997 on the Nasdaq National Market of $11.75 minus the exercise price.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Generally, proposals of security holders to be presented at the 1999 Annual Meeting of Stockholders of the Company must have been in proper form and received by the Company by November 13, 1998. However, the Securities and Exchange Commission has recently amended Rule 14a-4(c)(1) promulgated under the Exchange Act. As amended, Rule 14a-4(c)(1) provides that where a stockholder proponent chooses not to use the procedures set forth in Rule 14a-8 under the Exchange Act for placing such stockholder's proposal in a company's proxy materials, a proxy may confer discretionary authority to vote on a matter presented at an annual meeting of stockholders if the proponent fails to notify the company at least 45 days prior to the anniversary date of mailing of the prior year's proxy statement. A statement conferring such discretionary authority must be made in the proxy statement or proxy for such annual meeting. The proxy statement for the Company's 1998 Annual Meeting of Stockholders was mailed to stockholders on March 13, 1998. Accordingly, if a proponent does not notify the Company on or before January 27, 1999 of a proposal to be presented at the 1999 Annual Meeting of Stockholders, the Company may use its discretionary voting authority to vote on such proposal when and if presented at the 1999 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors,

                                          By: /s/ Keith R. Lobo
                                            -----------------------------------
                                          Name: Keith R. Lobo
                                          Title: President and Chief Executive
                                           Officer

San Jose, California

September 21, 1998

August 21, 1998

CONFIDENTIAL

The Board of Directors
Quickturn Design Systems, Inc.
55 West Trimble Road
San Jose, CA 95131

Gentlemen:

  You have requested our opinion as to the adequacy, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Common Stock") of Quickturn Design Systems, Inc. ("Quickturn" or the "Company"), other than Mentor Graphics Corporation ("Mentor"), of the terms of the Offer to Purchase (as hereinafter defined). For purposes of this opinion, the "Offer to Purchase" means the offer described below pursuant to that certain Offer to Purchase included in the
Schedule 14D-1 filed with the Securities and Exchange Commission on August 12, 1998 by MGZ Corp, (the "Bidder"), a wholly-owned subsidiary of Mentor.

  As more specifically set forth in the Schedule 14D-1, the Bidder has offered, subject to certain conditions set forth in the Offer to Purchase, to purchase all the outstanding shares of Common Stock of the Company, and the associated preferred stock purchase rights issued pursuant to the Rights Agreement between the Company and the First National Bank of Boston, dated January 10, 1996, as Rights Agent (the "Rights Agreement"), at a purchase price of $12.125 per share (and associated right) net to seller in cash.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Quickturn in connection with the proposed Offer to Purchase, and we will receive a fee for our services. We will also receive a fee upon delivery of this opinion.

  In the past, we have provided investment banking and other financial advisory services to Quickturn and Mentor and have received fees for rendering these services. Hambrecht & Quist served as co-manager in the Company's December 15, 1993 initial public offering, advised the Company in the January 10, 1996 adoption of its Shareholder Rights Plan, advised the Company in its February 1997 merger with SpeedSim, Inc., and advised the Company in its June 1997 acquisition of the assets of Arkos Design, Inc. Hambrecht & Quist was engaged in March 1998 to pursue the possible sale of a business unit of Mentor unrelated to the electronic design automation business. This engagement, which has been inactive for several months, has now been terminated by Hambrecht & Quist. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Quickturn and Mentor and receives customary compensation in connection therewith, and also provides research coverage for Quickturn and Mentor. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Quickturn and Mentor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Moreover, Hambrecht & Quist and its affiliates own 40,000 shares of Common Stock of the Company.

  In connection with our review of the proposed Offer to Purchase, and in arriving at our opinion, we have, among other things:

    1. reviewed the publicly available consolidated financial statements of Quickturn for recent years and interim periods to date and certain other relevant financial and operating data of Quickturn (including its capital structure) made available to us from published sources and from the internal records of Quickturn;

    2. reviewed the Offer to Purchase, the Schedule 14D-1 and certain related documents;

    3. reviewed certain internal financial and operating information, including certain projections, relating to Quickturn prepared by the management of Quickturn;

    4. discussed the operations, business strategy, financial condition and prospects of Quickturn with certain of its officers;

    5. reviewed the publicly available consolidated financial statements of Mentor for recent years and interim periods to date and certain other relevant financial and operating data of Mentor made available to us from published sources;

    6. reviewed the recent reported prices and trading activity for the common stocks of Quickturn and Mentor and compared such information and certain financial information for Quickturn and Mentor with similar information for certain other companies engaged in businesses we deemed comparable;

    7. reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; and

    8. performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Quickturn or Mentor considered in connection with our review of the proposed Offer to Purchase, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Quickturn or Mentor, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial, forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Quickturn and Mentor. For purposes of this opinion, we have assumed that neither Quickturn nor Mentor is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the proposed Offer to Purchase and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

  We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Quickturn.

  It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the 14D-9. This letter does not constitute a recommendation to any stockholder as to whether to tender shares of Common Stock pursuant to the Offer to Purchase.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the proposed Offer to Purchase is inadequate, from a financial point of view, to such holders.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC



         /s/ Paul B. Cleveland
By___________________________________
      Paul B. Cleveland Managing
               Director

                                  SCHEDULE A

                      INFORMATION REGARDING PARTICIPANTS

                        IN THE PROXY SOLICITATION

  Set forth in the tables below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for (1) each of the directors and executive officers of the Company and (2) certain employees and other representatives of the Company who may also solicit proxies from the stockholders of the Company. The principal business address of the Company is 55 W. Trimble Road, San Jose, California 95131. Unless otherwise indicated, the principal business address for each individual listed below is the address of the Company. Except as otherwise provided in this Statement (including the Schedules hereto), none of the participants in this solicitation, (i) directly or indirectly owns any Shares or any other securities of the Company, (ii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (iii) is, or was within the past year a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding or proxies.

                            DIRECTORS OF QUICKTURN

                                                                     YEAR FIRST
                                                                     ELECTED A
       NAME (AGE)           PRINCIPAL OCCUPATION OR EMPLOYMENT        DIRECTOR
 ---------------------- ------------------------------------------   ----------
 Glen M. Antle          Chairman of the Board of the Company. Mr.       1993
 (60)                   Antle served as Chairman of PiE Design
                        Systems, Inc. ("PiE") from September 1990
                        to June 1993 and Chief Executive Officer
                        from September 1992 to June 1993. He was
                        Chairman, from August 1982 to May 1988,
                        Co-Chairman, from May 1988 to June 1989,
                        and Chief Executive Officer, from August
                        1982 to September 1988, of Cadence Design
                        Systems, Inc. , a company that develops
                        CAD software products.
 Keith R. Lobo          President, Chief Executive Officer and          1992
 (46)                   Director. From March 1992 to October 1992,
                        Mr. Lobo served as a consultant in the
                        venture capital field and was a private
                        investor. From March 1988 to February
                        1992, he served as Executive Vice
                        President and Chief Operating Officer of
                        Chips & Technologies, Inc., a
                        semiconductor supplier of microcomputer
                        components to the personal computer
                        industry.
 Richard C. Alberding   Director of the Company. Mr. Alberding has      1995
 (67)                   served as a management consultant since
                        June 1991. Mr. Alberding's principal
                        business address is 15 Ashdown Pl. , Half
                        Moon Bay, California 94019. From 1958 to
                        1991, he served in a variety of positions
                        for Hewlett-Packard Company, most recently
                        as Executive Vice President. Mr. Alberding
                        also serves as a director of Walker
                        Interactive Systems, Inc., Paging Network,
                        Inc., Sybase, Inc., Kennametal Inc.,
                        Digital Microwave Corp., Digital Link
                        Corp., Storm Technology, Inc. and JLK
                        Direct, Inc.
 Michael R. D'Amour     Director of the Company. Mr. D'Amour has        1987
 (44)                   served as President of D'Amour and
                        Associates, a research and development
                        company, since December 1995. The
                        principal business address of D'Amour
                        Associates is 11839 Hilltop Drive, Los
                        Altos Hills, California 94024. From
                        January 1995 to April 1995, he served as
                        the Company's Executive Vice President. He
                        previously served as the Company's
                        Executive Vice

                                                                     YEAR FIRST
                                                                     ELECTED A
       NAME (AGE)           PRINCIPAL OCCUPATION OR EMPLOYMENT        DIRECTOR
 ---------------------- ------------------------------------------   ----------
                        President, International Sales from June
                        1990 to December 1994, as the Company's
                        Executive Vice President, Research and
                        Development from September 1987 to June
                        1990, as the Company's President and Chief
                        Executive Officer from September 1987 to
                        July 1988, and as the Company's Chairman
                        of the Board from the Company's inception
                        until June 1993.
 Dr. Yen-Son (Paul)     Director of the Company. Dr. Huang is           1993
 Huang                  self-employed, and his principal business
 (52)                   address is 13870 Pike Road, Saratoga,
                        California, 95079. Dr. Huang served as
                        Executive Vice President of the Company
                        between January 1996 and September 1997.
                        He served as the Company's Executive Vice
                        President, Product Development, from June
                        1993 to January 1996. From January 1990 to
                        June 1993, Dr. Huang served as President
                        of PiE, a company he co-founded.
 Dr. David K. Lam       Director of the Company. Dr. Lam is a           1996
 (55)                   technology and business advisor in the
                        semiconductor equipment industry and
                        Chairman of the David Lam Group. Dr. Lam's
                        principal business address is 2055 Gateway
                        Place, Suite 400, San Jose, California
                        95110. Between April 1989 and October
                        1996, Dr. Lam served as President and
                        Chief Executive Officer of ExpertEdge,
                        Inc. , a provider of integrated,
                        multimedia client-server software. From
                        1987 to 1989, he was Vice President at
                        Wyse Technology, Inc. , and he founded Lam
                        Research in 1980. Dr. Lam is currently a
                        director of Asante Technology, Inc.
 William A. Hasler      Director of the Company. Mr. Hasler is the      1998
 (56)                   Co-Chief Executive Officer of Aphton
                        Corporation. Mr. Hasler's principal
                        business address is P. O. Box 194204, San
                        Francisco, California 94119. Mr. Hasler
                        has served as Vice Chairman of Aphton
                        Corporation since October 1996 and as a
                        director since October 1991. Mr. Hasler
                        served as the Dean of the Graduate School
                        of Business at the University of
                        California, Berkeley, from 1991 to June
                        1998. Mr. Hasler also serves as a director
                        for The Gap, Inc., Walker Interactive
                        Systems, Tenera Inc., and TCSI
                        Corporation.
 Charles D. Kissner     Director of the Company. Mr. Kissner has        1998
 (51)                   served as Chairman of the Board of Digital
                        Microwave Corporation since August 1995
                        and Chief Executive Officer and a director
                        since July 1995. Mr. Kissner's principal
                        business address is 170 Rose Orchard Way,
                        San Jose, California 95134. From July 1993
                        to July 1995, Mr. Kissner served as Vice
                        President and General Manager of the
                        Microelectronics Division of M/A-COM, Inc.
                        Mr. Kissner served as President, Chief
                        Executive Officer and a Director of
                        Aristacom International, Inc. from
                        February 1990 to July 1993. Mr. Kissner is
                        currently a director of Spectrian, Inc.

                        EXECUTIVE OFFICERS OF QUICKTURN

  The principal executive officers of the Company and their recent business experiences are as follows:

NAME                     OFFICE HELD                                                         AGE
----                     -----------                                                         ---
Keith R. Lobo........... President and Chief Executive Officer                                46
Michael H. Ferguson..... Vice President, Asia Pacific Operations                              46
Jeffrey K. Jordan....... Vice President, North American Sales                                 53
Donald J. McInnis....... Senior Vice President                                                52
Raymond K. Ostby........ Vice President, Finance and Administration; Chief Financial Officer  51
Dugald H. Stewart....... Vice President, Manufacturing                                        45
Christopher J. Tice..... Vice President, World-Wide Support Services                          39
Tung-sun Tung........... Vice President, Research and Development                             50
Naeem Zafar............. Vice President, Marketing                                            41

                             HAMBRECHT & QUIST LLC

  The business address for each of the persons named below is 1 Bush Street, San Francisco, California 94104:

NAME                                                           TITLE
----                                                           -----
Paul B. Cleveland............................................. Managing Director
Glover H. Lawrence............................................ Vice President
David M. Wehner............................................... Associate
Erik A. Jorgensen............................................. Financial Analyst

                                   SCHEDULE B

              TRANSACTIONS OF PARTICIPANTS IN THE COMPANY'S SHARES
                            SINCE SEPTEMBER 1, 1996

                                                   NUMBER OF SHARES
                           TRANSACTION                 ACQUIRED
        NAME                  DATE                  (A) OR SOLD (S)                   NOTES
        ----               -----------           ---------------------------------    -----
Glen M. Antle                 6/8/98                50,000              (A)            (1)
Richard Alberding               none
Michael R. D'Amour           5/28/98                 3,000              (S)
                                                     3,000              (S)
                             2/24/98                 7,000              (S)
                             1/28/98                13,000              (S)
                            11/17/97                 3,000              (S)
                            11/14/97                 7,000              (S)
                             7/29/97                 5,958              (S)
                                                       391              (A)            (1)
                                                       391              (S)
                                                     1,146              (A)            (1)
                                                     1,146              (S)
                             7/28/97                10,000              (S)
                             7/20/97                 3,775              (S)
                            10/23/96                10,000              (S)
                            10/21/96                 5,000              (S)
                            10/18/96                 5,000              (S)
David K. Lam                    none
Keith R. Lobo                   none
Yen-Son Huang (Paul)            none
William A. Hasler            7/24/98                 2,000              (A)
Charles D. Kissner              none
Michael H. Ferguson             none
Jeffrey Jordon               8/17/98                   801              (A)            (2)
                             2/19/98                   556              (S)
                             2/18/98                   534              (S)
                             2/17/98                 1,090              (A)            (2)
                              2/3/98                 2,667              (A)            (1)
                                                     2,667              (S)
                            10/16/97                 4,000              (A)            (1)
                                                     4,000              (S)
                             7/22/97                 2,325              (S)
                             7/18/97                 3,000              (A)            (1)
                                                     3,000              (S)
                             2/18/97                 2,325              (A)            (2)
Raymond K. Ostby                none

                                                 NUMBER OF SHARES
                        TRANSACTION                  ACQUIRED
      NAME                 DATE                  (A) OR SOLD (S)                    NOTES
      ----              -----------           ----------------------------------    -----
Dugald H. Stewart         8/17/98                    120              (A)            (2)
                          2/17/98                     91              (A)            (2)
                           5/8/97                  1,333              (A)            (1)
                                                   1,333              (S)
                                                   3,667              (A)            (1)
                                                   3,667              (S)
                         11/22/96                  1,875              (A)            (1)
                                                   1,875              (S)
                                                     234              (A)            (1)
                                                     234              (S)
Tung-Sun Tung             8/17/98                  1,174              (A)            (2)
                          2/20/98                  2,948              (S)
                                                     543              (S)
                                                   1,000              (S)
                                                   1,000              (S)
                          2/17/98                    721              (A)            (2)
                          8/15/97                    841              (A)            (2)
                          5/30/97                  5,000              (A)            (1)
                                                   2,000              (S)
                          2/18/97                    806              (A)            (2)
                         11/29/96                  2,000              (A)            (1)
                         11/29/96                  2,000              (S)
                         11/27/96                  1,328              (A)            (1)
                                                   2,948              (A)            (1)
Donald J. McInnis          2/6/98                  5,000              (S)
                           2/5/98                 15,000              (S)
                                                   5,000              (S)
                                                   5,000              (S)
                         10/20/97                  5,000              (S)
                                                   7,500              (S)
                                                   2,500              (S)
                                                   9,000              (S)
                                                   5,000              (S)
                                                   1,000              (S)
                         10/16/97                 25,000              (S)
                                                   5,000              (S)
                         10/15/97                 14,000              (S)
                                                  11,000              (S)
                                                   5,000              (S)
                          7/23/97                 20,000              (S)
                          7/22/97                 15,000              (S)
                                                   5,000              (S)
                          7/21/97                 20,000              (S)
                           5/7/97                  2,000              (S)
                           5/6/97                 20,000              (S)
                           5/5/97                  5,000              (S)
                           2/7/97                603,051              (A)            (3)

                                                   NUMBER OF SHARES
                        TRANSACTION                    ACQUIRED
      NAME                 DATE                     (A) OR SOLD (S)                       NOTES
      ----              -----------             ------------------------------------      -----
Christopher Tice          8/17/98                     578                 (A)              (2)
                          2/23/98                   1,200                 (S)
                          2/19/98                     255                 (S)
                          2/18/98                     500                 (A)              (2)
                           8/2/97                   3,500                 (S)
                           5/7/97                   4,000                 (S)
                          2/20/97                   2,922                 (A)              (1)
Naeem Zafar               8/17/98                   1,104                 (A)              (2)
                          2/17/98                     820                 (A)              (2)
                           2/2/98                   1,531                 (A)              (1)
                                                    1,531                 (S)
                          1/30/98                   1,000                 (A)              (1)
                                                    1,000                 (S)
                                                      469                 (A)              (1)
                                                      469                 (S)
                         11/28/97                     750                 (A)              (1)
                                                      750                 (S)
                         11/26/97                     750                 (S)
                                                      750                 (A)              (1)
                          11/7/97                     500                 (A)              (1)
                                                      500                 (S)
                          11/5/97                     400                 (S)
                                                    1,000                 (A)              (1)
                                                    1,000                 (S)
                         10/14/97                     418                 (S)
                          8/25/97                     818                 (S)
                          8/17/97                     796                 (A)              (2)
                          2/18/97                     690                 (A)              (2)
                          12/2/96                     965                 (S)

--------
(1) Shares purchased pursuant to an option exercise.
(2) Shares purchased pursuant to the Company's 1993 Employee Qualified Stock Purchase Plan.
(3) Shares acquired in the Company's acquisition of SpeedSim, Inc., in 1997.

                                 PROXY CARD
                       QUICKTURN DESIGN SYSTEMS, INC.
                       SPECIAL MEETING OF STOCKHOLDERS
                              CALLED BY MENTOR

                         THIS PROXY IS SOLICITED BY
          THE BOARD OF DIRECTORS OF QUICKTURN DESIGN SYSTEMS, INC.

  The undersigned hereby appoints Keith R. Lobo and Raymond K. Ostby, each of them, with full power of substitution, the proxies of the undersigned to vote all of the outstanding Common Shares, par value $1.00 per share ("Common Shares"), of Quickturn Design Systems, Inc. (the "Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company called by Mentor (the "Special Meeting"), or at any adjournment or postponement of the Special Meeting, on the following matters which are described in the Proxy Statement (the "Proxy Statement"; all capitalized terms used herein without definition having the meaning set forth therein) of the Board of Directors of the Company, dated September 21, 1998, as follows:

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT YOU VOTE "AGAINST" EACH OF ITEMS 1 THROUGH 4.

ITEM 1:                                                FOR    AGAINST   ABSTAIN
To remove all members of the Board of Directors of     [ ]      [ ]       [  ]
the Company, other than the Nominees (as defined below), if then directors.


ITEM 2:                                                FOR    AGAINST   ABSTAIN
To adopt an amendment to Section 3.2 of the Bylaws     [ ]      [ ]       [  ]
of the Company to reduce the number of Company
Directors from eight to five.


ITEM 3:                                                FOR    AGAINST   ABSTAIN
To elect Mentor's nominees to the Board of Directors   [ ]      [ ]       [  ]
of the Company: Gideon Argov, Scott H. Brice,
Harry L. Demorest, C. Scott Gibson, and Michael J.K.
Savage (collectively, the "Nominees")

(Instruction: To grant authority to vote for only one or more nominees, mark "AGAINST" above and print the name(s) of the person(s) with respect to whom you wish to grant authority to vote for in the space provided below).

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ITEM 4:                                                FOR    AGAINST   ABSTAIN
To adopt a stockholder resolution repealing each       [ ]      [ ]       [  ]
provision of the Bylaws or any amendment thereto adopted by the Board of Directors of the Company subsequent to March 30, 1998 and prior to the effective date of the Mentor proposals.


  The proxies of the undersigned named above are authorized to vote, in their discretion, upon such other matters, procedural or substantive, as may properly come before the Special Meeting and any adjournment or postponement thereof.

                        [PROXY CONTINUED ON REVERSE]

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE AS TO ANY PROPOSAL OR ALL PROPOSALS, THIS PROXY REVOCATION WILL BE VOTED "AGAINST" PROPOSALS 1 THROUGH 4 DESCRIBED ABOVE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE BOARD OF DIRECTORS OF THE COMPANY DATED SEPTEMBER 21, 1998, SOLICITING PROXIES FOR THE SPECIAL MEETING.

  All previous proxies given by the undersigned to vote at the Special Meeting or at any adjournment or postponement thereof are hereby revoked.

                            Please sign exactly as name appears on this Proxy:

                            ---------------------------------------------------
                                                (Signature)

                            ---------------------------------------------------
                                       (Signature, if jointly held)

                            Title:
                              -------------------------------------------------

                            Dated: _______________________________  , 1998

  When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

           PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD
                      PROMPTLY IN THE ENCLOSED ENVELOPE.